EXHIBIT 23.01
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-129724, 333-123242, 333-117029, 333-88190, 333-88160, 333-88154, 333-88158, 333-87764, 333-73682, 333-67432, 333-61928, 333-40848, 333-40842, 333-66457, 333-66455, 333-66429, 333-70854, 333-57974, 333-22717, 333-07313) of Brooks Automation, Inc. of our report dated December 12, 2005, except with respect to our opinion on the consolidated financial statements insofar as it relates to Note 3, as to which the date is July 31, 2006, relating to the financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Form 10-K/A of Brooks Automation, Inc. for the year ended September 30, 2005.
/s/ PricewaterhouseCoopers LLP
PricewaterhouseCoopers LLP
Boston, Massachusetts
August 15, 2006